Exhibit 99.1

NYSE:    MMP
Date:    Sept. 17, 2013
Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream's Chief Financial Officer to Leave Partnership on March 31, 2014

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that its chief financial officer, John Chandler, has provided notice that he intends to leave the partnership effective March 31, 2014 to spend additional time with his family and church and community causes.
“John has been a critical part of Magellan's success, from playing a key role in the partnership's initial public offering in 2001 to ensuring we maintain strong financial metrics as Magellan has grown,” said Michael Mears, chief executive officer. “He is well-respected in the financial and investment community, leading Magellan's fiscal policy that has resulted in consistent value to our unitholders and an industry-leading balance sheet. We thank John for his many contributions and congratulate him as he begins a new chapter in his life to pursue his personal passions.”
The partnership will begin the process immediately to seek a replacement for Mr. Chandler to ensure a smooth transition.
About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.